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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Agreement is made as of the 1st day of August, 1994 between Pamarco, Incorporated, a Maryland corporation (the "Company"), and Maurice A. Buckley (the "Employee").

                                    RECITALS
                                    --------

         The Employee is currently an executive employee of the Company pursuant to an Employment Agreement dated December 11, 1992 (the "Former Agreement"). The Company desires to continue the employment of the Employee under a new agreement, and the Employee desires to continue to provide services to the Company, upon the terms and conditions hereinafter set forth.

                                   WITNESSETH:
                                   -----------

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.       EMPLOYMENT.

         The Former Agreement is terminated as of the date hereof and shall be of no further force and effect. The Company hereby continues the employment of the Employee as an executive-level employee, and the Employee hereby accepts such continued employment. During the term of employment under this Agreement (the "Employment Term"), the Employee shall perform such duties as are assigned by any senior officer or the Board of Directors the Company, as the case may be, provided that such duties are consistent in all material respects with Employee's responsibilities as an executive-level employee of the Company immediately prior to the date hereof.

2.       PERFORMANCE.

         The Employee shall devote his entire business efforts to the performance of his duties hereunder; provided, however, that the Employee may engage in personal investment activities so long as they do not interfere with the performance of his duties hereunder.

3.       TERM.

         Unless otherwise terminated in accordance with Sections 6 or 7, the Employment Term shall be for an initial term of five years from the date of this Agreement and shall automatically continue thereafter for successive one-year renewal terms unless one party provides the other with at least 90 days' prior written notice that the current term shall not be extended.

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4.       COMPENSATION FOR EMPLOYMENT.

         (a) The basic annual rate of compensation of the Employee for his employment services to the Company hereunder shall be $178,500 (the "Salary") through December 31, 1995, which the Company shall pay to the Employee in equal installments paid every two weeks. The Salary may be adjusted upward on an annual basis as the Board of Directors of the Company (the "Board") may approve, in its sole discretion, commencing on or after January 1, 1996, but the Salary shall not be decreased.

         (b) Commencing January 1, 1995, the Employee shall be entitled to a bonus or such other incentive compensation as may be provided under any plan or program established from time to time by the Board, in its sole discretion. Through December 31, 1994, the Employee shall be entitled to an annual bonus payable in accordance with the terms of the Company's Executive Committee Incentive Program - 1993. Notwithstanding anything herein to the contrary, the total bonus payable to the Employee for any calendar year shall not exceed 50% of Salary.

         (c) During the Employment Term, the Company shall provide, the Employee with fringe benefits that are substantially equivalent to the fringe benefits specified on Exhibit "A" (the "Fringe Benefits").

5.       AGREEMENT NOT TO COMPETE.

         During the Non-Competition Period (defined below), the Employee shall not, within the United States, directly or indirectly, in any capacity, render his services, engage or have a financial interest in, any business that shall be competitive with any of those business activities in which the Company has been or shall be engaged during his employment by the Company, including the manufacture of anilox rolls or embossing rolls; nor shall the Employee assist any person or entity that shall be engaged in such business, including by making Company Information (defined below) available to any such person or entity. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. The "Non-Competition Period" means the period during which the Employee is either employed by the Company or being paid the Salary despite his termination under Section 7, plus an additional one year after the termination of such employment or payments, whichever is later.

6.       TERMINATION WITHOUT COMPENSATION.

         (a) NON-RENEWAL OF TERM. The Employment Term may be terminated by either party hereto as of the end of the initial term or any renewal term then in effect by giving written notice of the intention to terminate the Employment Term at least 90 days prior to the proposed termination date.


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         (b) TOTAL DISABILITY. If the Employee becomes totally disabled (as defined below), the Employment Term may be terminated by the Company, and the Company shall have no further liability or obligation to the Employee hereunder except as follows: the Employee shall receive (i) any unpaid Salary and Fringe Benefits that have accrued through the date of termination; (ii) continued Salary for three months following the date he is considered totally disabled and a proportionate share of any bonus otherwise payable in accordance with the provisions of Section 4 for the calendar year in which he is considered to be totally disabled, determined in the same manner as in Section 7 and (iii) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, including any such plans included in the Fringe Benefits. For the purposes hereof, the Employee shall be deemed to be "totally disabled" if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or in the absence of any such plan, under applicable Social Security regulations. In the event of any dispute under this Section 6(b), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

         (c) DEATH. If the Employee dies, this Employment Agreement shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except that the Employee's estate shall receive any unpaid Salary and Fringe Benefits that have accrued through the date of termination.

         (d) CAUSE. The Company may terminate the Employment Term for "cause" by giving the Employee 30 days' notice of the termination date, and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary and Fringe Benefits that have accrued through the date of termination, net of any liabilities that the Employee may have to the Company. For purposes of this Agreement, "cause" shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, dishonesty, willful misconduct, material neglect of the Company's business, conviction of a felony or other crime involving moral turpitude, misappropriation of funds or habitual insobriety.

7.       TERMINATION WITH COMPENSATION.

         The Company shall have the right to terminate the Employment Term without cause at any time by giving the Employee 30 days' notice of the termination date. Under such circumstances, the Employee's Salary under Section 4(a) then in effect hereunder and the Fringe Benefits specified on Exhibit "B" will continue for 24 months unless a different term is specified on Exhibit "B"; provided, however, that such Fringe Benefits shall not continue in effect for any period during which the Company is precluded from continuing the Employee's participation in the plan or program under which any such Fringe Benefit is provided by reason of any applicable


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law or regulation, including the Federal tax law regarding discrimination. In addition, for the calendar year in which the termination occurs, the Employee shall be entitled to a proportionate bonus under Section 4(b) by assuming that he remained employed for the full year and multiplying the bonus that otherwise would have been due by a fraction the numerator of which is the number of full months the Employee was actually employed by the Company during such calendar year and the denominator of which is 12. Such payment shall be made at the same time as the Company pays bonuses to other executives for that year. The Employee shall not be entitled to any compensation under this Section 7 unless the Employee executes and delivers to the Company after a notice of termination a release in a form satisfactory to the Company in its sole discretion by which the Employee releases the Company from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the Salary and Fringe Benefits specified in this Section 7. The parties hereto acknowledge that the Salary and Fringe Benefits to be provided under this Section 7 are to be provided in consideration for the above-specified release.

8.       INVENTIONS, DESIGNS AND PRODUCT DEVELOPMENTS.

         All inventions, innovations, designs, ideas and product developments, developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term or during his employment by the Company prior to the commencement of the Employment Term and that relate to the actual or planned business activities of the Company (collectively, the "Developments") and all of the Employee's right, title and interest therein, shall be the exclusive property of the Company. The Employee hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. The Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon the request of the Company, the Employee shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.

9.       CONFIDENTIAL INFORMATION.

         (a) The Employee has had and will have possession of or access to confidential information relating to the business of the Company, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer


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lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of the Company. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the "Company Information." During and after the Employment Term, the Employee shall not (i) use or exploit in any manner the Company Information for himself or any person, partnership, association, corporation or other entity other than the Company, (ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company or (iii) treat Company Information otherwise than in a confidential manner.

         (b) All Company Information developed, created or maintained by the Employee, alone or with others while employed by the Company, and all Company Information maintained by the Employee thereafter, shall remain at all times the exclusive property of the Company. The Employee shall return to the Company all Company Information, and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment by the Company.

10.      REMEDIES.

         The Employee expressly acknowledges that the remedy at law for any breach of Sections 5, 8 and 9 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. Subject to the remainder of this
Section 10, the rights conferred upon the Company by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Company may have at law, in equity or otherwise.

11.      SURRENDER OF OPTIONS.

         In consideration for the undertakings of the Company under this Agreement, the Employee agrees to surrender any and all rights that have been granted to him prior to the date hereof to purchase any securities of the Company, Pamarco Europe Ltd. or of any of their subsidiaries or affiliates.

12.      GENERAL.

         (a) GOVERNING LAW. The terms of this Agreement shall be governed by the laws of the State of New Jersey.


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         (b) COMPANY. For purposes of Sections 5, 8, 9 and 10, the term
"Company" shall be deemed to include any incorporated or unincorporated subsidiaries or affiliates of the Company, including Pamarco Europe Ltd. and any majority-owned subsidiaries thereof.

         (c) BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

         (d) NOTICES. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

                  TO EMPLOYEE:

                           Maurice A. Buckley
                           33 Meadowview Lane
                           Berkeley Heights, New Jersey  07922

                  TO THE COMPANY:

                           Pamarco, Incorporated
                           209 East 11th Avenue
                           Roselle, New Jersey  07203
                           Attn:  Chairman of the Board

                           With a copy to:

                                    Thomas J. Sharbaugh, Esq.
                                    Morgan, Lewis & Bockius
                                    2000 One Logan Square
                                    Philadelphia, Pennsylvania 19103


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                                       and

                                    Bradford Ventures Ltd.
                                    1212 Avenue of the Americas
                                    Suite 1802
                                    New York, NY  10036
                                    Attn: Mr. Thomas L. Ferguson

         (e) ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

         (f) DURATION. Notwithstanding the termination of the Employment Term and of the Employee's employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

         (g) WAIVER. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

         (h) SEVERABILITY. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.


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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement as of the day and year first written above.

                                                 PAMARCO, INCORPORATED

                                                 By:__________________________
                                                     Robert J. Simon
                                                     Chairman of the Board

                                                 ______________________________
                                                 MAURICE A. BUCKLEY


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                                                                       EXHIBIT A

                                 FRINGE BENEFITS
                                 ---------------

         (a) Medical, dental, term life, disability and travel accident insurance coverage, all at levels comparable to those provided to Buckley as of August 1, 1994.

         (b) Participation in all pension and 401(k) savings plans, all at levels comparable to those provided to Buckley as of August 1, 1994.

         (c) Provision to Buckley of a late model automobile comparable to that provided to Buckley as of August 1, 1994, including all related fuel, maintenance, repair, insurance and other costs.

         (d) Maintenance in effect during Buckley's employment of Northwestern Mutual Whole Life Insurance Policy No. 12411195 insuring Buckley's life (at annual premium cost of $32,586).

         (e) Annuity, upon Buckley's retirement at age 65 or upon earlier termination of Buckley's employment without cause or by reason of death or disability, payable to Buckley or his widow, as the case may be, purchased by the Company with the net cash surrender value of the Northwestern Mutual Whole Life Insurance Policy referred to in paragraph (d).

         (f) Reimbursement, in accordance with the Company's policies, upon proper accounting, of reasonable expenses and disbursements incurred by Buckley in the course of his duties.

         (g)  Reimbursement of health and golf club membership fees.

         (h)  Paid holidays in accordance with the Company's policies.

         (i)  Paid vacation of six weeks per year.


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                                                                       EXHIBIT B

                                 FRINGE BENEFITS
                                 ---------------

         (a) Medical, dental, term life, disability and travel accident insurance coverage, all at levels comparable to those provided to Buckley as of August 1, 1994.

         (b) Participation in all pension and 401(k) savings plans, all at levels comparable to those provided to Buckley as of August 1, 1994.

         (c) Provision to Buckley for a period of three months of a late model automobile comparable to that provided to Buckley as of August 1, 1994, including all related fuel, maintenance, repair, insurance and other costs.

         (d) Maintenance in effect during Buckley's employment of Northwestern Mutual Whole Life Insurance Policy No. 12411195 insuring Buckley's life (at annual premium cost of $32,586), with the Company bearing the cost during Buckley's termination period.

         (e) Annuity, upon Buckley's retirement at age 65 or upon earlier termination of Buckley's employment without cause or by reason of death or disability, payable to Buckley or his widow, as the case may be, purchased by the Company with the net cash surrender value of the Northwestern Mutual Whole Life Insurance Policy referred to in paragraph (d), with the Company bearing the cost during Buckley's termination period.

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                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement (the "Amendment") is made as of April ___, 1997, to that certain Employment Agreement dated as of August 1, 1994 (the "Employment Agreement") between Pamarco, Incorporated and Maurice A. Buckley (the "Employee"). Pamarco, Incorporated has assigned its rights, title and interests in the Employment Agreement to Pamarco Technologies Inc. ("PTI"), and PTI has assumed all of Pamarco, Incorporated's obligations under the Employment Agreement, pursuant to that certain Assignment and Assumption Agreement dated as of January 1, 1997 by and among Pamarco, Incorporated, PTI and the Employee.

         WHEREAS, PTI and the Employee desire to amend the Employment Agreement and PTI and the Employee are willing to affect such Amendment.

         NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DELETION OF SECTION 6(a). Section 6(a) of the Employment Agreement shall be deleted in its entirety.

         2. AMENDMENT AND RESTATEMENT OF SECTION 7. Section 7 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

         "7.      TERMINATION WITH COMPENSATION.

                  (a) NON-RENEWAL OF TERM. The Employment Term may be terminated by either party hereto as of the end of the initial term or any renewal term then in effect by giving written notice of the intention to terminate the Employment Term at least 90 days prior to the proposed termination date. Upon termination by the Company pursuant to this
         Section 7(a), the Company shall provide the Employee with the Termination Compensation specified in Section 7(c).

                  (b) WITHOUT CAUSE. The Company shall have the right to terminate the Employment Term without cause at any time by giving the Employee 30 days' notice of the termination date. Under such circumstances, the Company shall provide the Employee with the Termination Compensation specified in Section 7(c).

                  (c) TERMINATION COMPENSATION. The "Termination Compensation" shall consist of the following: (i) payment of the Employee's Salary under Section 4(a), at the level in effect at the date of termination, for 24 months after the termination date, (ii) provision of the Fringe Benefits specified on Exhibit "B" for 24 months unless a different term is specified on Exhibit "B"; provided, however, that such Fringe Benefits shall not

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         continue in effect for any period during which the Company is precluded from continuing the Employee's participation in the plan or program under which any such Fringe Benefit is provided by reason of the terms of such plan or program or of any applicable law or regulation, including the Federal tax law regarding discrimination, and (iii) for the calendar year in which the termination occurs, payment of a proportionate bonus under Section 4(b) calculated by assuming that the Employee remained employed for the full year and multiplying the bonus that otherwise would have been due by a fraction the numerator of which is the number of full months the Employee was actually employed by the Company during such calendar year and the denominator of which is 12. Such bonus payment shall be made at the same time as the Company pays bonuses to other executives for that year. The Employee shall not be entitled to any Termination Compensation under this Section 7 unless the Employee executes and delivers to the Company after a notice of termination a release in a form satisfactory to the Company in its sole discretion by which the Employee releases the Company from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the Salary, Fringe Benefits and bonus specified in this Section 7. The parties hereto acknowledge that the Salary, Fringe Benefits and bonus to be provided under this Section 7 are to be provided in consideration for the above-specified release.

                  (d) EXCLUSIVITY. Upon any termination by the Company under
         Section 7(a) or Section 7(b), the Company shall not have any obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him other than to provide the Termination Compensation under the terms and conditions of Section 7(c). Upon any termination by the Employee under Section 7(a), the Company shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except to provide to the Employee any unpaid Salary and Fringe Benefits that shall have accrued to him through the date of termination."

         3. COUNTERPARTS. This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

         4. MISCELLANEOUS. Except as herein modified and amended, all terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


                                                 PAMARCO TECHNOLOGIES INC.


                                                 BY:___________________________
                                                    Name:
                                                    Title:


                                                 MAURICE A. BUCKLEY


                                                _______________________________